UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 23, 2008
Date of Report (date of earliest event reported)

EAST WEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-24939

Delaware	95-4703316
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

135 N Los Robles Ave., 7th Floor, Pasadena, California 91101

(Address of principal executive offices including zip code)

(626) 768-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03               Material Modifications to Rights of Security Holders.

On April 29, 2008, the Company issued 200,000 shares of Preferred Stock the terms of which are more fully described in the Certificate of Designations of the Company filed with the Delaware Secretary of State on April 28, 2008 designating the rights, preferences, limitations, voting powers and relative rights of the Preferred Stock (the “Certificate of Designations”).

The holders of the Preferred Stock have preferential liquidation rights over the holders of the Company’s Common Stock. Further, the Company’s ability to declare or pay dividends with respect to, or to redeem, purchase or make a liquidation payment with respect to the Company’s Common Stock is limited by the terms of the Preferred Stock.

A copy of the Certificate of Designations setting forth the terms of the Preferred Stock and the specimen certificate of the Preferred Stock, which represents the form of certificate that will be issued to holders in the event certificates are ever issued, are attached as Exhibit 3.1 and Exhibit 4.1, respectively, and are incorporated by reference herein.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 28, 2008, the Company filed the Certificate of Designations with the Secretary of State of the State of Delaware.  Upon filing, the Certificate of Designations became effective with the Secretary of State of the State of Delaware. Dividends will be payable on the Preferred Stock on a non-cumulative basis quarterly in arrears on each February 1, May 1, August 1 and November 1, commencing on August 1, 2008, at a rate of 8.00% per year on the liquidation preference of $1,000 per share.

The holders of the Preferred Stock will have the right at any time to convert each share of Preferred Stock into 64.9942 shares of the Company’s common stock, which represents an initial conversion price of approximately $15.39 per share of common stock or a 22.50% conversion premium based on the closing price of the Company’s common stock on the Nasdaq Global Select Market on April 23, 2008 of $12.56 per share.  The conversion rate, and thus the conversion price, will be subject to adjustment under certain circumstances.  In addition, the holders of the Preferred Stock will have the right under certain circumstances to convert each share of Preferred Stock into the Company’s common stock at an increased conversion rate.  On or after May 1, 2013, the Company will have the right under certain circumstances to cause the Preferred Stock to be converted into shares of the Company’s common stock at the then applicable conversion rate.

A copy of the Certificate of Designations is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01               Other Events

On April 23, 2008,  East West Bancorp, Inc., a Delaware corporation (the “Company”) entered into an Underwriting Agreement with Lehman Brothers Inc. (the “Underwriter”), relating to the offering of 200,000 shares of 8.00% Non-cumulative Perpetual Convertible Preferred Stock, par value $0.001 per share ($200 million aggregate liquidation preference) the (“Preferred Stock”).

A copy of the Underwriting Agreement is included as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated April 23, 2008, by and between the Company and Lehman Brothers Inc., as underwriter

3.1	Certificate of Designations of the Company’s 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A

4.1	Form of Certificate for the Company’s 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2008

EAST WEST BANCORP, INC.

By:	/s/ Douglas P. Krause
Douglas P. Krause Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit
1.1	Underwriting Agreement, dated April 23, 2008, by and between the Company and Lehman Brothers Inc., as underwriter

3.1	Certificate of Designations with respect to the Company’s 8.0% Non-Cumulative Perpetual Convertible Preferred Stock, Series A

4.1	Form of Certificate for the Company’s 8.0% Non-Cumulative Perpetual Convertible Preferred Stock, Series A